PETRIE STORES CORPORATION
          70 ENTERPRISE AVENUE
          SECAUCUS, NJ 07094
          (201) 866-3600

          FOR IMMEDIATE RELEASE

          PETRIE STORES REDEEMING $125 MILLION CONVERTIBLE DEBT

          Secaucus, New Jersey, November 10, 1994 -- Petrie Stores Corporation (NYSE:PST) announced today that it is calling for redemption on December 12, 1994 all of its outstanding 8% Convertible Subordinated Debentures due December 15, 2010 (the "Debentures") at a redemption price of $1,008 per $1,000 principal amount of Debentures, together with accrued and unpaid interest thereon of $39.333 per $1,000 principal amount of Debentures, from June 15, 1994 to December 12, 1994.

          The holders of the Debentures have the right to convert the Debentures into approximately 45.1977 shares of Petrie Stores Common Stock for each $1,000 principal amount of Debentures and such right expires at 5:00 P.M. New York time on December 12, 1994.

          Holders of the Debentures must surrender the Debentures to Chemical Bank, New York, for conversion or redemption.

          Petrie Stores is one of the largest women's specialty of chains in the country -- with approximately 1700 stores throughout the United States, Puerto Rico, and the U.S. Virgin Islands. The trade names of its stores include Marianne, G&G, Rave, Jean Nicole, Winkelman's, Stuarts, and M.J. Carroll.

          # # #

          Contact: Mary Ann Dunnell
                   (212) 484-6721